Exhibit 99.1

News Release

Investor Contact:

Taylor Hudson

+1 603.430.5397

thudson@spragueenergy.com

SPRAGUE RESOURCES LP TO ACQUIRE CASTLE OIL PORT

MORRIS TERMINAL AND RELATED BUSINESS IN BRONX, NY

Portsmouth, NH (November 4, 2014) – Sprague Resources LP (“Sprague”) (NYSE: SRLP) announced today that its operating subsidiary, Sprague Operating Resources LLC, has signed a definitive agreement to purchase the assets of Castle Oil Corporation and certain of its affiliates (“Castle”), including Castle’s Port Morris terminal and its associated wholesale, commercial, and retail fuel distribution business for a combined $56 million in cash and SRLP units, plus payments for Castle’s inventory as of closing. Castle’s Port Morris terminal is the largest deepwater petroleum products terminal in New York City, with a total storage capacity of 907,000 barrels, handling distillates, residual fuel, asphalt and biodiesel. The terminal includes an interconnected tank system enabling on-site blending and is conveniently located on the East River with deepwater marine access on multiple ship and barge berths. The acquisition is subject to customary closing conditions, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Act, and is expected to close before the end of the year.

“Castle’s strategically located Port Morris terminal provides an outstanding platform for Sprague to strengthen and expand our service to customers in New York City and the surrounding metropolitan area,” said David Glendon, President and CEO of Sprague. “The Port Morris facility will increase Sprague’s total in-service storage capacity to more than 10.9 million barrels across eighteen terminals, and solidify our status as one of New York’s premier refined products terminal operators and marketers. Castle’s history of superior customer service for more than eight decades fits well with our own 144-year focus on serving customers with dependable supply and innovative product and service offerings, and we welcome the addition of Castle’s dedicated employees and strong customer relationships to Sprague. The Castle transaction is expected to be immediately accretive for our unitholders and will provide a significant addition to our core asset base to help execute our growth strategy,” concluded Mr. Glendon.

About Sprague Resources LP

Sprague Resources LP is engaged in the purchase, storage, distribution and sale of refined petroleum products and natural gas. The company also provides storage and handling services for a broad range of materials. More information concerning Sprague can be found at www.spragueenergy.com.

Forward-Looking Statements

This press release may include forward-looking statements. These forward-looking statements involve risks and uncertainties. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Sprague’s prospectus and SEC filings. Sprague undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

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